                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)1

                                     BNS Co.
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                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    055961304
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 9, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

       /  /    Rule 13d-1(b)

       /x /    Rule 13d-1(c)

       /  /    Rule 13d-1(d)

--------

1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

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CUSIP No. 055961304                   13G                     Page 2 of 8 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Couchman Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
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     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   439,000 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                439,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     439,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     14.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 055961304                   13G                     Page 3 of 8 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Couchman Capital LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   439,000 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                439,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     439,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     14.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 055961304                   13G                     Page 4 of 8 Pages
-----------------------                                  -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Jonathan Couchman
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
  NUMBER OF        5      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   439,000 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                439,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     439,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     14.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 055961304                   13G                     Page 5 of 8 Pages
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Item 1(a).  Name of Issuer:

            BNS Co.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            25 Enterprise Center, Suite 103
            Middletown, Rhode Island 02842

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Couchman  Partners,  L.P. ("CP"),
            Couchman Capital LLC ("CC"), and Jonathan Couchman (together with CP and CC, the "Reporting  Persons").  Because Jonathan Couchman is the
            sole  member  of the  Management  Board of CC,  which in turn is the general partner of CP, the Reporting Persons may be deemed, pursuant to Rule 13d-3 of the  Securities  Exchange  Act of 1934,  as amended
            (the "Act"),  to be the  beneficial  owners of all shares of Class A
            Common  Stock of the Issuer  held by CP. The  Reporting  Persons are filing this joint  statement,  as they may be  considered  a "group"
            under Section 13(d)(3) of the Act. However, neither the fact of this filing  nor  anything  contained  herein  shall be  deemed  to be an admission by the Reporting Persons that such a group exists.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The  principal  business  address of CP is c/o Hedge  Fund  Services
            (BVI) Limited,  Skelton  Building,  2nd Floor,  Road Town,  Tortola,
            British Virgin Islands. The principal business address of CC and Mr.
            Couchman is 800 Third Avenue, 31st Floor, New York, New York 10022.

Item 2(c).  Citizenship:

            CP is a British Virgin Islands limited partnership. CC is a Delaware limited  liability  company.  Jonathan  Couchman is a citizen of the
            United States of America.

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            055961304

Item 3.     If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

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CUSIP No. 055961304                   13G                     Page 6 of 8 Pages
-----------------------                                  -----------------------

            (a)   / / Broker  or  dealer  registered  under  Section  15 of  the
                      Exchange Act.

            (b)   / / Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   / / Insurance  company as defined in Section  3(a)(19)  of the
                      Exchange Act.

            (d)   / / Investment  company  registered  under  Section  8 of  the
                      Investment Company Act.

            (e)   / / An   investment    adviser   in   accordance   with   Rule
                      13d-1(b)(1)(ii)(E).

            (f)   / / An employee  benefit plan or endowment  fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g)   / / A parent  holding  company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

            (h)   / / A savings  association  as defined in Section  3(b) of the
                      Federal Deposit Insurance Act.

            (i)   / / A church plan that is excluded  from the  definition of an
                      investment   company   under   Section   3(c)(14)  of  the
                      Investment Company Act.

            (j)   / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership.

            (a)   Amount beneficially owned:

                  439,000 shares*

            (b)   Percent of class:

                  14.6%  (based  on  3,000,341  shares  of Class A Common  Stock outstanding  as reported in the Issuer's  Form 10-Q filed with the Securities and Exchange Commission on November 11, 2003).

            (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  439,000 shares*

            (ii)   Shared power to vote or to direct the vote

                   0 shares

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CUSIP No. 055961304                   13G                     Page 7 of 8 Pages
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           (iii)   Sole power to dispose or to direct the disposition of

                   439,000 shares*

            (iv)   Shared power to dispose or to direct the disposition of

                   0 shares
            --------------------
            * Represents  shares held directly by CP. CC, as the general partner of CP, and Jonathan  Couchman,  as the sole member of the Management
            Board of CC,  may each be deemed  to  beneficially  own the  439,000 shares of Class A Common Stock of the Issuer held by CP.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date  hereof the  Reporting  Person has ceased to be the  beneficial owner of more than five  percent of the class of  securities,  check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification  and  Classification  of the Subsidiary  Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A to the Reporting  Persons' Schedule 13G filed with the
            Securities and Exchange Commission on September 12, 2003.

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief,  the securities  referred to above were not acquired and are not held  for the  purpose  of or with the  effect  of  changing  or influencing the control of the Issuer of the securities and were not acquired and are not held in connection  with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 055961304                   13G                     Page 8 of 8 Pages
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                                    SIGNATURE
                                    ---------

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2004            COUCHMAN PARTNERS, L.P.

                                     By: Couchman Capital LLC,
                                         its general partner

                                     By: /s/ Jonathan Couchman
                                         -------------------------
                                         Jonathan Couchman
                                         Member of Management Board

                                     COUCHMAN CAPITAL LLC

                                     By: /s/ Jonathan Couchman
                                         -------------------------
                                         Jonathan Couchman
                                         Member of Management Board

                                     /s/ Jonathan Couchman
                                     -----------------------------------
                                     JONATHAN COUCHMAN